CJF/11-7-95/tgs/76190/#2



                           EXHIBIT 99


             AMALGAMATED AUTOMOTIVE INDUSTRIES, INC.


NEWS RELEASE

FOR IMMEDIATE RELEASE                            November 7, 1995


          Harrisburg, PA, November 7, 1995 - Amalgamated Automotive Industries, Inc. ("Amalgamated") today announced that it had filed a petition for relief under Chapter 11 of the United States Bankruptcy Code on October 30, 1995 in the United States Bankruptcy Court for the Middle District of Pennsylvania in Harrisburg, Pennsylvania. Following the Chapter 11 filing, Amalgamated will continue operating its business located in central Pennsylvania and Pittsburgh in the ordinary course as a debtor-in-possession under the Bankruptcy Code.
          Amalgamated is a wholesaler and retailer in the automotive aftermarket, selling parts, tools, equipment and accessories to jobber/retailers, professional mechanics, service technicians and do-it-yourself customers in central Pennsylvania and Pittsburgh through two warehouse locations and eleven jobber/retail stores.
          The filing became necessary when management and the Board of Directors realized that anticipated take-out financing from The CIT Group/Credit Finance, Inc. would not be completed under a time table imposed upon Amalgamated by one of its current lenders, Provident Bank of Maryland. Kurt Myers, President and Chief Executive Officer of Amalgamated, stated that Amalgamated had never missed a payment with either of its financing banks and that the filing was required in order to prevent Provident Bank of Maryland from foreclosing against the assets of Amalgamated because of technical defaults under the loan agreements with Provident. Once a Chapter 11 petition has been filed, creditors of Amalgamated are prohibited from foreclosing or instituting other legal actions against Amalgamated without first obtaining relief from the automatic stay protection afforded by the Chapter 11 filing. Mr. Myers stated that the filing should provide Amalgamated with sufficient time to conduct an orderly reorganization of its business which could include a sale or merger transaction with another auto parts company.
          Amalgamated also announced today that it had entered into a Letter of Intent with Fisher Auto Parts Inc., headquartered in Staunton, Virginia. Under the Letter of Intent and subject to the execution of a definitive agreement, Amalgamated has agreed to sell a substantial portion of its assets located in central Pennsylvania to Fisher Auto Parts, Inc., leaving Amalgamated with its business in Pittsburgh which it would continue to operate under the protection afforded by its Chapter 11 filing. The asset sale to Fisher Auto Parts, Inc. is subject to approval by the Bankruptcy Court.
          The asset sale to Fisher Auto Parts supersedes a previous letter of intent executed with Seaboard Automotive, Inc., an auto parts concern headquartered in Blackwood, New Jersey, which terminated by its own terms on October 31, 1995, following Seaboard's failure to provide Amalgamated with a definitive acquisition agreement.
          For further information, contact Kurt Myers, President and CEO, Amalgamated Automotive Industries, Inc., Harrisburg, Pennsylvania, phone (717) 939-7893, fax (717) 986-0387.